Exhibit 4.1

FIRST AMENDMENT TO WARRANT AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), dated as of April 1, 2015, is by and between Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent have previously entered into that certain Warrant Agreement, dated as of November 20, 2014 (the “Warrant Agreement”), and the Company and the Warrant Agent now desire to amend the Warrant Agreement on the terms and subject to the conditions set forth herein (with capitalized terms used and not defined in this Amendment having the respective meanings given them in the Warrant Agreement);

WHEREAS, the Company has filed with the Commission a registration statement on Form S-3 (File No. 333-202432) (the “Shelf Registration Statement”; and together with the Registration Statement, the “Registration Statements”) for the registration under the Securities Act of Common Stock, Warrants and other securities of the Company in an aggregate amount not to exceed $25,000,000; and

WHEREAS, pursuant to an underwriting agreement, dated March 27, 2015, by and between the Company and Maxim Group, LLC, as representatives of the several underwriters named in Schedule I thereto, and a final prospectus supplement, dated March 27, 2015, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”; and together with the Prospectus, the “Prospectuses”), the Company is engaged in a public offering (the “Follow-on Offering”) of shares of Common Stock and Warrants and, in connection therewith, has determined to issue and deliver up to 1,757,200 Warrants (including up to 229,200 Warrants subject to an over-allotment option granted to the underwriters by the Company) to public investors in the Follow-on Offering, each such Warrant evidencing the right of the holder thereof to purchase one share of Common Stock at an exercise price of $3.50 per share, subject to adjustment as described in the Warrant Agreement; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants to be issued to public investors in the Follow-on Offering; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants to be issued to public investors in the Follow-on Offering, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the Holders; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants to be issued to public investors in the Follow-on Offering, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

 NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Recitals. The foregoing Recitals are hereby incorporated into and made part of this Amendment.
2.	Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants to be issued to public investors in the Follow-on Offering, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Warrant Agreement, as amended hereby.
3.	Amendments to the Warrant Agreement. The Warrant Agreement is hereby amended as follows:
3.1	Section 3.4 of the Warrant Agreement is hereby amended by inserting immediately following the word "Offering" the words "or Follow-on Offering, as applicable".
3.2	Section 6.4 of the Warrant Agreement is hereby amended by deleting the words "Registration Statement" from the first and second sentences of such Section and substituting in lieu thereof the words "Registration Statements". Section 6.4 of the Warrant Agreement is hereby further amended by deleting the word "Prospectus" from the second sentence of such Section and substituting in lieu thereof the word "Prospectuses".
4.	Entire Agreement. The terms and conditions of this Amendment shall be incorporated by reference in the Warrant Agreement as though set forth in full in the Warrant Agreement. In the event of any inconsistency between the provisions of this Amendment and any other provision of the Warrant Agreement, the terms and provisions of this Amendment shall govern and control. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Warrant Agreement shall remain in full force and effect to the extent in effect on the date of this Amendment. The Warrant Agreement, as modified by this Amendment, constitutes the complete agreement among the parties and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter the Warrant Agreement.
5.	Miscellaneous Provisions. The provisions of Section 8 of the Warrant Agreement are hereby incorporated into this Amendment as if set forth fully herein and shall apply mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
Name: James A. Hayward
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:	/a/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

Signature Page to Amendment to Warrant Agreement by and between Applied DNA Sciences, Inc.

and American Stock Transfer & Trust Company, LLC, as Warrant Agent